Exhibit 99.1

OMAM ANNOUNCES CLOSING OF

INITIAL PUBLIC OFFERING

LONDON, October 15, 2014 — OM Asset Management plc (OMAM) today announces the closing of the initial public offering of 22,000,000 of its ordinary shares at a price to the public of $14.00 per share. Shares of OMAM began trading on the New York Stock Exchange on October 9 under the ticker symbol “OMAM”.

The underwriters have an option, exercisable through November 7, 2014, to purchase up to an additional 3,300,000 shares from Old Mutual plc at the initial public offering price, less the underwriting discount, to cover over-allotments, if any.

BofA Merrill Lynch, Morgan Stanley, Citigroup and Credit Suisse acted as joint bookrunning managers for the offering.

The prospectus relating to the offering may be obtained from: BofA Merrill Lynch, Attention: Prospectus Department, 222 Broadway, New York, NY 10038, email: dg.prospectus_requests@baml.com or Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, Second Floor, New York, NY 10014 or Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or Credit Suisse Securities (USA) LLC, Attention: Credit Suisse Prospectus Department, One Madison Avenue, New York, NY 10010, e-mail: newyork.prospectus@credit-suisse.com.  The prospectus may also be obtained for free by visiting the Securities and Exchange Commission’s website at http://www.sec.gov.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

OMAM is a global, multi-boutique asset management company with approximately $221 billion of assets under management as of August 31, 2014 through a diverse portfolio of asset managers that serve institutional investors around the world. Its business model combines the investment, talent, entrepreneurialism, focus and creativity of leading asset management boutiques with the resources and capabilities of a larger firm.

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Contact:

Bruce Dunbar, Finsbury                                                                     Tel: +1 646.805.2070